EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
MTI Technology Corporation:

     We consent to incorporation herein by reference of our audit report dated June 27, 2002, relating to the consolidated balance sheets of MTI Technology Corporation and subsidiaries as of April 6, 2002 and April 7, 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended April 6, 2002, and the related schedule, which report appears in the April 6, 2002 annual report on Form 10-K of MTI Technology Corporation.

/s/ KPMG LLP

KPMG LLP
Costa Mesa, California
February 7, 2003